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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Skeie, Richard A.
   c/o CE Software, Inc
   1801 Industrial Circle
   West Des Moines, IA 50265
   USA
2. Issuer Name and Ticker or Trading Symbol
   CE Software, Inc.
   CESW
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   09/00
5. If Amendment, Date of Original (Month/Year)
   N/A
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
_____________________________________________________________________________
______________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
_____________________________________________________________________________
______________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |
5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |
  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |
  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |
  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |
  End of Year      |ect(I)|                           |
_____________________________________________________________________________
______________________________________________________|
Common Stock   (1)           |09/10/|A   |5,400             |A  |$0.312     |
103,456            |D     |                           |
                             |00    |    |                  |   |           |
                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
_____________________________________________________________________________
______________________________________________________|
_____________________________________________________________________________
______________________________________________________
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
________________________________________________________________________________
___________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title
and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|
                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |
                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|
                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|
Title    |Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |
            | of    |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |
            |Shares |       |Year        |(I)|            |
_________________________________________________________________________
__________________________________________________________|
Stock options           |$0.187  |08/01|A   |500        |   |08/01|08/01|
Common Stock|500    |  (2)  |500 (3)     |D  |            |
                        |        |/00  |    |           |   |/01  |10   |
                    |       |            |   |            |
_________________________________________________________________________
__________________________________________________________|
1. Issued pursuant to stock bonus.
2. Issued pursuant to Stock Option Plan of Issuer.
3. One-third are vested one year from transaction date, remainder vest pro-rata over the ensuing 24 months.

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Richard A. Skeie

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